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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
               DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                           COMMISSION FILE NUMBER: 000-21409

                           CELLNET DATA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

   125 SHOREWAY ROAD, SAN CARLOS, CALIFORNIA 94070   TELEPHONE:(650) 508-6000
   --------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                COMMON STOCK AND 14% SENIOR DISCOUNT NOTES DUE 2007
                ---------------------------------------------------
              (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
              (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(i)     [ ]
         Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)   [ ]             Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

 Approximate number of holders of record as of the certification or notice date:
      Common Stock: 1,532          14% Senior Discount Notes: 128

         Pursuant to the requirements of the Securities Exchange Act of 1934 CellNet Data Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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Date: September 12, 2000                   By:      /s/ David L. Perry
                                              -------------------------------
                                                    David L. Perry
                                                    Vice President and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.